UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 6, 2023

AERWINS Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40734	86-2049355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Shiba Koen Annex 6 f, 1-8, Shiba Koen 3-chome, Minato-ku, Tokyo, Japan 105-0011

(Address of principal executive offices)

+813-6409-6761

(Registrant’s telephone number, including area code)

PONO CAPITAL CORP

643 Ilalo Street, Honolulu, Hawaii 96813

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.000001 par value per share	AWIN	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	AWINW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 6, 2023, AERWINS Technologies Inc., a Delaware corporation (the “Company,” “we,” “us,” or “AERWINS”) and its wholly owned subsidiary, A.L.I. Technologies Inc. (“ALI”) entered into a Joint Venture Agreement (the “Agreement”) with Vault Investments LLC, an investment and consulting company registered in Dubai and based in the United Arab Emirates (“U.A.E.”) which is involved in investment consultancy and fundraising services (“VAULT”). Pursuant to the Agreement, the parties agreed to set forth and define each other’s roles, responsibilities and obligations to develop the ALI business solutions in the U.A.E. and Gulf Cooperation Counsel (“GCC”) region. The GCC includes Saudi Arabia, Kuwait, the United Arab Emirates, Qatar, Bahrain, and Oman. Pursuant to the Agreement, ALI and VAULT agreed to establish a new joint venture company in Dubai, U.A.E. (the “JV Entity”) which will be the official partner and supplier of the ALI business solutions and products for the UAE and GCC region.

Pursuant to the Agreement, VAULT agreed, together with its strategic partners, to start a technical and financial analysis of the XTURISMO Limited Edition product and different business solutions of ALI (the “Products”), and present it to potential investors and partners in the U.A.E. and GCC region, and to introduce potential investors, partners and clients to ALI, as well as draft contracts and negotiate fees and structure the business set up of the JV Entity as well as to draft and negotiate contracts and memorandums of understanding for the different business opportunities provided, for VAULT or its affiliated companies or companies that are referred to by VAULT to invest in the JV Entity and to select and facilitate office and factory locations.

Pursuant to the Agreement, ALI agreed to be responsible for providing any technical, financial, strategic and corporate documents to VAULT to assist with VAULT’s duties under the Agreement and further agreed to be responsible for the fee payments to VAULT under the Agreement, and be ready, willing and able to open the JV Entity in the U.A.E. with VAULT and to transfer to the JV Entity selected IP and technology (the “IP”) as a substitute of capital with the parties agreeing that the IP can be still also be used by ALI and its affiliates and for ALI to be ready, willing and able to attend any meeting, physical or virtual with VAULT to be presented to potential investors, partners of clients introduced by VAULT.

Pursuant to the Agreement, the parties also agreed to create a working group to be called the VAULT and ALI Development Committee to review, evaluate and analyze existing documents related to business opportunities, consisting of three (3) members from VAULT and three (3) members from ALI.

Pursuant to the Agreement, the parties agreed that all costs and expenses in connection with the negotiations, preparation, execution and performance under the Agreement will be borne by the JV Entity. The parties also agreed that the JV Entity will be structured to be owned 49% by ALI and 51% by VAULT, with the terms and conditions of the JV Entity to be discussed and agreed on separately between the parties and to be evidenced under a memorandum of association when forming the JV Entity.

Additionally, the parties agreed that ALI will be the sole supplier of the parts necessary to manufacture the Products and that ALI will be entitled to receive 5% of the total sales of the JV Entity as a software license fee and VAULT will be entitled to receive 5% of the total sales of the JV Entity as consulting fees.

The term of the Agreement is for a period of three (3) months after the completion of the first phase of consultancy under the Agreement, and thereafter if agreed between the parties may continue for an additional twelve (12) months from the date of which either party gives written notice of termination of the Agreement to the other party. Any disagreements under the Agreement are to be settled by an arbitration committee formed by the parties to consist of two (2) members and a chairman which will be nominated and approved by the two (2) members and by each party respectively.

The foregoing is a summary description of certain terms of the Agreement. For a full description of all terms, please refer to the copy of the Agreement that is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. All readers are encouraged to read the entire text of the Agreement.

Item 7.01	Regulation FD Disclosure.

On February 9, 2023, the Company issued a press release announcing the Agreement. The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any of the Company’s filings under the Securities Act, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference to this Report in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Joint Venture Agreement between A.L.I. Technologies Inc. and Vault Investments LLC dated February 6, 2023.

99.1	Press Release dated February 9, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AERWINS Technologies Inc.

Dated: February 9, 2023	By:	/s/ Shuhei Komatsu
	Name:	Shuhei Komatsu
	Title:	Chief Executive Officer